Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140803, 333-145126, and 333-147751 of DayStar Technologies, Inc. on Forms SB-2 of our report, dated March 27, 2008 related to our audit of the consolidated balance sheet of DayStar Technologies, Inc. and Subsidiary as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2007, appearing in this Annual Report on Form 10-KSB of DayStar Technologies, Inc. for the year ended December 31, 2007.

/s/    Hein & Associates LLP

HEIN & ASSOCIATES LLP

Irvine, California

March 27, 2008